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                                                                    Exhibit 11.1


                                WATERLINK, INC.

                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE
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

                                                                                                Six Months Ended
                                                                     Year Ended                      March 31,
                                                                    September 30,        ------------------------------
                                                                        1996                1996                1997
                                                                     ----------          ----------          ----------


Average Common Shares Outstanding                                     1,469,290           1,450,847           2,363,607
Net effect of the following (as if outstanding
  for all periods presented):
  Shares issued in connection with acquisition of
    Waterlink Technologies                                              610,418             611,784              92,133
  Shares issued in connection with exercise of options
    to purchase Common Stock                                            115,000             115,000             104,423
  Conversion of convertible subordinated notes
    into Common Stock                                                   100,000             100,000               7,692
  Conversion of Preferred Stock into
    Common Stock (1)                                                  3,250,000           3,250,000           3,250,000
  Impact of outstanding stock options and warrants
    (using treasury stock method) (2)                                   883,088             896,427             847,274
                                                                     ----------          ----------          ----------

Number of shares used to compute pro forma earnings
  per share data                                                      6,427,796           6,424,058           6,665,130
                                                                     ==========          ==========          ==========

Net income                                                           $  306,000          $   19,000          $  985,000
                                                                     ==========          ==========          ==========

Pro Forma Net Income per Share                                       $     0.05          $     0.00          $     0.15
                                                                     ==========          ==========          ==========


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(1)  Assumes conversion of Series A, Series B and Series C Preferred Stock into
     Common Stock on a one-for-one basis.

(2)  Using an initial public offering price of $11.00 per share.
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